EXHIBIT 99.1

ENDRA Life Sciences Reports Third Quarter 2021 Financial Results and Provides Business Update

Conference call begins at 4:30 p.m. Eastern time today

ANN ARBOR, Mich. (November 15, 2021) – ENDRA Life Sciences Inc. (ENDRA) (NASDAQ: NDRA), a pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), today reported financial results for the three months ended September 30, 2021 and provided a business update. Highlights of the third quarter of 2021 and recent weeks include:

•	Patient screening was initiated at the University of Pittsburgh Medical Center (UPMC) while it continues to work through a pandemic-related backlog of MRI procedures. Both the UPMC study and the Rocky Vista University College of Osteopathic Medicine (RVUCOM) study, which started scanning patients earlier this year, are comparing liver fat measurements from the TAEUS system to the gold standard, MRI-PDFF. RVUCOM’s study is targeting a total of 200 patients and UPMC’s is targeting 75 patients.

•	In-person commercial activities increased for the TAEUS system in Europe, despite recent COVID-19 trends. ENDRA’s sales team is conducting in-person sales visits, including group demonstrations, building a robust pipeline of customer leads. In addition, ENDRA participated in trade shows in France with the ability to demonstrate in-person the benefits of the TAEUS system.

•	TAEUS intellectual property (IP) protection bolstered with issuance of 21st U.S. patent. A U.S. patent was issued in October relating to a novel method and system for monitoring tissue temperature during surgical procedures using the TAEUS system. This adds to three U.S. patents issued in July, representing further protection of optimized hybrid ultrasound and thermoacoustic imaging systems for a wide range of applications. ENDRA’s current IP portfolio stands at 89 assets, which the company defines as patents in preparation, filed or issued.

•	Strong balance sheet supports commercial activities in Europe. As of September 30, 2021, ENDRA had cash and cash equivalents of $11.8 million. The company is well-capitalized to continue building its commercial efforts in Europe and to support its clinical evaluation partners worldwide, as it awaits a regulatory determination in the U.S.

“In parallel with advancing our commercial plan in Europe, we continue to engage actively with the FDA regarding the TAEUS system’s 510(k) submission. We are working collaboratively with the Agency for agreement on a definitive path forward, including potentially providing additional real-world clinical data, as the review period has taken longer than we expected,” stated Francois Michelon, Chairman and Chief Executive Officer of ENDRA.

“Despite a recent uptick in COVID-19 cases in Europe, our sales team has been able to schedule in-person visits and to facilitate group demonstrations. In addition, we have been able to participate in trade shows in-person, resulting in additional sales leads to expand our customer database,” commented Renaud Maloberti, ENDRA’s Chief Commercial Officer.

Third Quarter 2021 Financial Results

•	Operating expenses decreased to $2.7 million in the third quarter of 2021 from $3.3 million in the same period in 2020. The decrease was primarily due to reduced spending for product development and investor relations.

•	Net loss in the third quarter of 2021 was $2.7 million, or $0.06 per share, compared with a net loss of $3.3 million, or $0.15 per share, in the third quarter of 2020.

•	Cash and cash equivalents were $11.8 million as of September 30, 2021.

Conference Call and Webcast

Management will host a conference call and webcast today at 4:30 p.m. Eastern time to discuss these results, provide an update on recent corporate developments and answer questions.

Participants are encouraged to pre-register for the conference call using this link. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may register at any time, including up to and after the call start time. A webcast of the call may also be accessed at ENDRA’s Investor Relations page and here. Those without internet access or unable to pre-register should dial (866) 777-2509 (U.S.) or (412) 317-5413 (International).

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call here. A replay of the call will be available until November 22, 2021 by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and providing the passcode 10161144.

About ENDRA Life Sciences Inc.

ENDRA Life Sciences is the pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), a ground-breaking technology being developed to visualize tissue like MRI, but at 1/50th the cost and at the point of patient care. TAEUS® is designed to work in concert with 400,000 cart-based ultrasound systems in use globally today. TAEUS® is initially focused on the measurement of fat in the liver as a means to assess and monitor Non-Alcoholic Fatty Liver Disease (NAFLD) and Non-Alcoholic Steatohepatitis (NASH), chronic liver conditions that affect over one billion people globally, and for which there are no practical diagnostic tools. Beyond the liver, ENDRA is exploring several other clinical applications of TAEUS®, including visualization of tissue temperature during energy-based surgical procedures. For more information, please visit www.endrainc.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. Examples of forward-looking statements include, among others, estimates of the timing of future events and achievements, such as the expectations regarding milestones and future sales, our 510(k) submission with the FDA and commercializing the TAEUS® device; and expectations concerning ENDRA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, our ability to develop a commercially feasible technology; receipt of necessary regulatory approvals; the impact of COVID-19 on our business plans; our ability to find and maintain development partners, market acceptance of our technology, the amount and nature of competition in our industry; our ability to protect our intellectual property; and the other risks and uncertainties described in ENDRA’s filings with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and ENDRA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Company Contact:

Irina Pestrikova

Senior Director, Finance

investors@endrainc.com

www.endrainc.com

Investor Relations Contact:

Yvonne Briggs

LHA Investor Relations

(310) 691-7100

ybriggs@lhai.com

[Financial Tables Follow]

ENDRA Life Sciences Inc.

Condensed Consolidated Balance Sheets

ENDRA Life Sciences Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

ENDRA Life Sciences Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

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